                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of Commission Only (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MEDINEX SYSTEMS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

                                    MEDINEX
                      1200 WEST IRONWOOD DRIVE, SUITE 309
                           COEUR D'ALENE, IDAHO 83814

                       -------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 30, 2002
                       -------------------------------
Dear Stockholder:


     You are invited to attend Medinex Systems, Inc.'s (Medinex) 2002 Annual Meeting of Stockholders ("Annual Meeting"), which will be held at the Celebration Golf Club, Jones Room, 701 Golf Park Drive, Celebration, Florida, on Thursday, May 30, 2002, at 10:00 a.m. Eastern Daylight Time for the following purposes:


   1. Elect two Class III Directors to serve until Medinex, Inc.'s 2005 annual meeting or until their successors are duly elected and qualified (see "PROPOSAL 1. ELECTION OF DIRECTORS");


   2. Ratify the selection of Williams & Webster, P.S., as Medinex's independent auditors for the year ending December 31, 2002 (see "PROPOSAL 2. RATIFICATION OF AUDITORS"); and


   3. Authorize an amendment to the Company's Articles of Incorporation to increase the authorized shares of Common Stock to 100 million shares and increase the authorized shares of Preferred Stock to 10 million shares (See "PROPOSAL 3. ARTICLE AMENDMENT"); and


   4. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.


     Our Board of Directors ("Board" or "Board of Directors") has established the close of business on Tuesday, April 2, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.


     We hope you will be able to attend. But, if you are unable to attend, we would like your vote. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you are unable to attend the Annual Meeting.


     If you plan to vote at the Annual Meeting and your shares are held by a broker, bank, or other person, you must bring two additional items to the Annual Meeting: (i) a letter from that entity which confirms your beneficial ownership of shares, and (ii) a proxy issued on your behalf.


     Your vote is important to us, regardless of the number of shares you own. Please sign and date the enclosed proxy card and return it promptly in the enclosed self-addressed, postage-paid envelope.


   If you have any questions, please do not hesitate to contact us.


                                        Sincerely,



                                        ANTHONY J. PAQUIN
                                        Chairman of the Board,
                                        President and Chief Executive Officer


Coeur d'Alene, Idaho
April 15, 2002

                             MEDINEX SYSTEMS, INC.
                         1200 IRONWOOD DR., SUITE 309
                           COEUR D'ALENE, IDAHO 83814


                        -------------------------------
                                PROXY STATEMENT
                       -------------------------------


                               TABLE OF CONTENTS

INTRODUCTION .......................................................     1
INFORMATION CONCERNING VOTING ......................................     1
 General Information ...............................................     1
 Date, Time and Place of Annual Meeting ............................     1
 Record Date; Shares Entitled to Vote ..............................     2
 Market for Medinex's Common Stock .................................     2
 Quorum; Required Vote .............................................     2
 Revocation of Proxies .............................................     2
 Solicitation ......................................................     2
PROPOSAL 1 ELECTION OF DIRECTORS ...................................     3
 Nominees ..........................................................     3
 Directors .........................................................     3
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF AUDITORS .................     5
PROPOSAL 3 ARTICLE AMENDMENT TO INCREASE AUTHORIZED SHARES .........     5
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS ..................     5
 Audit Committee ...................................................     5
 Compensation Committee ............................................     5
 Nominating Committee ..............................................     5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ........................................................     6
EXECUTIVE COMPENSATION AND OTHER INFORMATION .......................     8
 Summary of Cash and Certain Other Compensation ....................     8
 Stock Option Grants in 2001 .......................................     9
 Aggregated Stock Options ..........................................    11
 Director Compensation .............................................    11
 Executive Officers and Directors ..................................    11
 Description of Executive Officers and Key Employees ...............    12
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ............    12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ............    13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .....................    14
 Indemnification of Executive Officers and Directors ...............    14
STOCKHOLDER PROPOSALS OR NOMINATION OF DIRECTORS ...................    15
OTHER MATTERS ......................................................    15

                                 INTRODUCTION

     Medinex Systems, Inc. (the Company or Medinex), is a medical software and services company incorporated in the State of Delaware. Medinex commenced current operations in September 1997 and began generating revenues in January 1999. The Company recently moved its headquarters from Post Falls, Idaho, to Coeur d'Alene, Idaho. The Company also has an office and customer service center in Phoenix, Arizona.

     Medinex's medical software solutions include Medinex Office, a Web-based practice management system, MxSecure, a Web-based secure medical messaging system, and MxTranscribe, a Web-based medical transcription service fully integrated into the Medinex Office suite of products. MedMarket.com is a business-to-business community that provides a venue used by manufacturers and distributors of medical equipment and supplies.

     The Company's strategy is to build revenues by positioning itself as a leading provider of physician management software to the over 700,000 physicians in the United States of America and to develop leading Internet products and services for the medical and health care community.

     Revenues are generated from medical transcription service fees, software licenses, website hosting and development, and custom programming and consulting services.

     Medinex previously operated a medical distribution company, Pinnacle Medsource, Inc., which specialized in wholesale distribution to providers and dealers of medical equipment for disabled and homebound patients. Medinex sold the assets and business of Pinnacle Medsource in a management-led buyout on August 30, 2001.

     Medinex previously developed and operated a topic-specific Internet community in the political arena. The public policy and political community, Votenet.com, included content, products, and services designed for candidates for political office, voters, political organizations, political action committees and lobbyists. Medinex sold selected assets and liabilities of its political division in a management-led buyout in February 2001.

                         INFORMATION CONCERNING VOTING

General Information

     We have sent you the enclosed proxy card because Medinex's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement is designed to provide you with information to assist you in voting your shares. It summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission. The purpose of the Annual Meeting is for the stockholders of Medinex's common stock to consider and vote on the following proposals:

   1. Elect two Class III Directors to serve until Medinex's 2005 annual meeting or until their successors are duly elected and qualified (see "PROPOSAL 1. ELECTION OF DIRECTORS");

   2. Ratify the selection of Williams & Webster, P.S. as Medinex's independent auditors for the year ending December 31, 2002 (see "PROPOSAL 2. RATIFICATION OF AUDITORS");

   3. Authorize an amendment to the Company's Articles of Incorporation to increase the authorized shares of Common Stock to 100 million shares and increase the authorized shares of Preferred Stock to 10 million shares (See "PROPOSAL 3. ARTICLE AMENDMENT");

   4. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Date, Time and Place of Annual Meeting

     The Annual Meeting will be held on Thursday, May 30, 2002, at 10:00 a.m., Eastern Daylight Time, at the Celebration Golf Club, Jones Room, 701 Golf Park Drive, Celebration, Florida. Medinex intends to mail this Proxy Statement and accompanying proxy card on or about April 15, 2001, to all Stockholders entitled to vote at the Annual Meeting.

Record Date; Shares Entitled to Vote


     Medinex's Board of Directors fixed the close of business on Tuesday, April 2, 2002, as the record date (the "Record Date") for determining Medinex's stockholders entitled to vote at the Annual Meeting. Only the holders of record of Medinex's common stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 2002, there were 17,173,210 shares of common stock outstanding.


Market for Medinex's Common Stock


     Medinex's common stock is listed for quotation on the Over the Counter Bulletin Board under the symbol "MDNX.OB." On the Record Date, the fair market value of Medinex's common stock as reported by the Over the Counter Bulletin Board at the close of trading was $0.261 per share.


Quorum; Required Vote


     On the Record Date, there were 17,173,210 shares of outstanding common stock of Medinex and approximately 2,200 holders of record. You are entitled to one vote for each share of Medinex's common stock that you hold as of the Record Date on each of the matters to be voted on at the Annual Meeting. You do not have cumulative voting rights. A quorum consisting of at least 8,586,605 (one-half the record shares) shares is necessary to hold a valid meeting. If at least 8,586,605 shares of the total 17,173,210 shares entitled to vote at the Annual Meeting are cast, either in person or by proxy, a quorum will exist.


     The inspector of election appointed for the Annual Meeting will tabulate all votes. The inspector of election will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes will be included in determining the number of shares present and voting at the Annual Meeting. Abstentions will count toward the quorum requirement, and they will have the same effect as negative votes. Broker non-votes will be counted toward a quorum, but will not be counted in determining whether a matter is approved.


     If the shares held by the persons present or represented by proxy at the Annual Meeting are less than 8,586,605 shares of Medinex's common stock, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies, votes or for any other purpose. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original Annual Meeting (except for any proxies which have since then effectively been revoked or withdrawn). See "Revocation of Proxies" below.


Revocation of Proxies


     You may revoke a proxy at any time before it is voted. You may revoke the proxy by filing a written notice of revocation or a duly executed proxy card of a later date with the Secretary of Medinex at its executive office located at 1200 West Ironwood Drive, Suite 309, Coeur d'Alene, ID 83814, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.


Solicitation


     Medinex will pay the entire cost for solicitation of proxies. Copies of the solicitation materials will be sent to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Medinex's common stock beneficially owned by others to forward to such beneficial owners. Medinex may reimburse persons representing beneficial owners of common stock for their costs of forwarding proxy solicitation materials to the beneficial owners. Directors, executive officers, or other regular Medinex employees may supplement the original solicitation of proxies. Medinex will not pay its directors, executive officers, or regular employees any additional compensation for this service.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     Medinex's Board of Directors is divided into three classes of directors. Each director serves a staggered three-year term that expires at an annual meeting of stockholders. Each director is to serve on the Board of Directors until his or her term expires and until a successor is elected and has qualified, or until a director's earlier death, resignation, or removal.

     The current classes of directors are as follows:

    o Class I Directors: Colin Christie and R. Scot Haug. The term of office for the Class I Directors expires as of the 2003 Annual Meeting.

    o Class II Directors: Dr. Robert Gober. The term of office for the Class II Directors expires as of the 2004 Annual Meeting.

    o Class III Directors: Anthony J. Paquin and Donna L. Weaver. The term of office for the Class III Directors expires as of the 2002 Annual Meeting.

     Gary S. Paquin elected to resign his position effective November 16, 2001, and Colin Christie was elected to fill the vacancy left by Gary S. Paquin's resignation from the Board of Directors, effective November 16, 2001. The nominees for Class III Directors to be voted on at the Annual Meeting are:
Anthony J. Paquin and Donna L. Weaver. Upon election, these nominees will hold office until Medinex's annual meeting of stockholders in 2005.

     If elected, the nominees have agreed to serve, and the Board has no reason to believe that either nominee will be unable to serve. If either of the nominees is unable to stand for election as a result of an unexpected occurrence, the Board may substitute a nominee and allocate the voted shares for another person of its choice. It is intended that the executed proxies be voted for the election of the two nominees, unless the authority to do so is withheld. The number of directors on Medinex's Board of Directors is currently five. The following information is furnished to provide you with information on each of Medinex's directors.


                                   NOMINEES

Class III -- Directors to be Elected to Serve Until the 2005 Annual Meeting

     Anthony J. Paquin -- Mr. Paquin (43) has served as Medinex's Chairman of the Board of Directors, President, and Chief Executive Officer since September 1997. Mr. Paquin co-founded Agency One Corporation, a company that developed software for the insurance industry in 1989, and served as its President and Chief Executive Officer until 1993. Agency One Corporation was acquired in 1993 by Agency Management Services, an insurance software company ("AMS";), and a subsidiary of CNA Financial Corporation. Mr. Paquin served as the Senior Vice President of Marketing of AMS from 1993 to March 1997. Mr. Paquin was a candidate in the primary elections for the United States House of Representatives in Idaho's First Congressional District during 1997 and 1998. Mr. Paquin is the brother of David C. Paquin, Medinex's CFO.

     Donna L. Weaver -- Ms. Weaver (58) has served as a member of Medinex's Board of Directors since August 1998. Ms. Weaver has served as Chair of the Company's nominating committee since March 1999. Ms. Weaver has also served as a member of Medinex's Audit and Compensation committees since March 1999. Ms. Weaver is the retired chairman of Weaver, Field & London, Inc., an investor relations and corporate communications firm she founded in 1985. Ms. Weaver currently serves on the Board of Directors of Hancock Fabrics, Inc. She holds a Master of Science degree from the Stanford Graduate School of Business.


                                   DIRECTORS


Class II -- Directors Serving Until the 2004 Annual Meeting

     Dr. Robert Gober -- Dr. Gober (49) has served as a member of Medinex's Board of Directors since January 2001. Dr. Gober is both a practicing physician and attorney. He has served as a medical consultant to law firms involved in medical malpractice and product liability cases. He has a general medical practice in Baltimore and has been a clinical instructor at the Osteopathic Medical Center of Philadelphia for several years. He holds active licenses in several states and he is licensed to practice law in Pennsylvania.


Class II -- Directors Serving Until the 2003 Annual Meeting


     Colin Christie -- Mr. Christie (42) is the Chief Operating Officer and has served as a member of Medinex's Board of Directors since November 2001. Mr. Christie has over 20 years of operations and executive management experience with publicly traded technology firms, such as Motorola, Philips, and Linfinity Microelectronics. Mr. Christie also was co-founder and technology architect for POP Interactive, Inc. In 1994, Mr. Christie began working as an Internet and technology consultant. At the same time, Colin also co-founded and was CEO of Koinonia Interactive, Inc., and served as Chief Operating Officer of its parent corporation, Koinonia House, Inc. Mr. Christie graduated from the University of California, Berkeley, in 1981 with a Bachelor of Science degree in Chemical Engineering.


     R. Scot Haug -- Mr. Haug (55) has served as a member of Medinex's Board of Directors since February 2001. Mr. Haug is a certified public accountant and has extensive experience in public and private accounting, as well as in financial technology issues. Mr. Haug currently is the owner of a full-service certified public accounting firm providing attestation, tax, and advisory services. The firm specializes in contractor accounting and tax issues, accounting application support for construction and general applications, networking and general computer support. He previously was a senior accountant at Williams & Webster, where he performed audits and other levels of attestation, as well as advisory and consulting services for public, private and nonprofit entities. He also served as the general manager of the technology division where he was the senior technology consultant for applications and provided oversight of network engineers, CPAs and paraprofessional accounting staff. Mr. Haug has extensive technology consulting experience and has been a technology and business marketing instructor. He earned a bachelor's degree in business administration and managerial accounting and a bachelor's degree in business management from Lewis Clark State College


                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 1.

                                  PROPOSAL 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Williams & Webster, P.S., to serve as Medinex's auditors and to make an examination of Medinex's consolidated financial statements for the year ending December 31, 2002.

     Representatives of Williams & Webster, P.S., will be present by telephonic conference call at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        THE RATIFICATION OF PROPOSAL 2.


                                  PROPOSAL 3
                ARTICLE AMENDMENT TO INCREASE AUTHORIZED SHARES

     The Company's Articles of Incorporation currently provide for an authorization of thirty million (30,000,000) shares of Common Stock of the Company and three million five hundred thousand (3,500,000) shares of Preferred Stock at a par value of one cent ($.01) per share. The Board of Directors proposes that the Articles of Incorporation be amended to authorize the issuance of one hundred million (100,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock of the Company at a par value of one cent ($.01) per share.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        THE RATIFICATION OF PROPOSAL 3.


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2001, the Board of Directors met six times. In addition to the full board meetings, some directors also attended meetings of board committees. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.


Audit Committee

     The Audit Committee's primary functions are to review and supervise the financial controls of Medinex. This includes selecting Medinex's independent public accountants, reviewing the scope of the audit procedures, accounting practices and policies of Medinex's independent public accountants, and reporting to the Board of Directors regarding the findings of the independent public accountants. The Audit Committee consists of R. Scot Haug (Chair), Donna
L. Weaver and Dr. Robert Gober, and met three times during the 2001 year.


Compensation Committee

     The Compensation Committee is authorized by the Board of Directors to review and approve the benefits and compensation for Medinex's executive officers as reviewed by the full Board of Directors, administer Medinex's compensation and stock option plans, and make recommendations to the Board of Directors regarding compensation issues. During 2001, the Compensation Committee consisted of Donna L. Weaver (Chair), R. Scot Haug and Dr. Robert Gober, and met four times. For information regarding compensation received by a director, see "Executive Compensation and Other Information," "Director Compensation," and "Certain Relationships and Related Transactions."


Nominating Committee

     The Nominating Committee recommends the size of the Board of Directors, evaluates the qualifications of and recommends candidates for election as Directors of Medinex and members of Board committees. During 2001, the Nominating Committee consisted of Donna L. Weaver (Chair) and R. Scot Haug and Dr. Robert Gober. The Nominating Committee did not meet during 2001.

     During the year ended December 31, 2001, all of the directors attended at least 75% of all of the meetings of the Board and those committees on which they served during the year.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     This table details the amount of Medinex's common stock owned as of Tuesday, April 2, 2002 by each person who is known by Medinex to beneficially own more than 5% of Medinex's common stock. The table also shows information concerning beneficial ownership by all directors, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.


                          Beneficial Ownership Table



Title of Class: Common Stock
                                                                                    Amount &
                                                                                    Nature of      Percent
                                                                                   Beneficial         Of
Name and Address of Beneficial Owner                                              Ownership(1)     Class(2)
------------------------------------------------------------------------------   --------------   ---------
Beneficial Owners
Chester Paulson, Shareholder (13) ............................................     2,417,000        14.1
 Paulson Investment
 811 S.W. Naito Parkway
 Portland, OR 97204
Daniel Cohen, Shareholder ....................................................     1,070,000         6.2
 310 Cynwyd Road
 Philadelphia, PA 19131
Donna L. Weaver, Director (3, 4, 9, 10, 12) ..................................     1,001,193         5.8
 610 Helena
 Spokane, WA
Moon Lew, Shareholder ........................................................     890,500           5.2
 1010 Prospect St., Suite 300
 La Jolla, CA 92037
Gary S. Paquin, former Vice Chairman and Secretary (3, 5) ....................     832,760           4.8
 1200 Ironwood Drive, Suite 309
 Coeur d'Alene, ID 83814

Directors, Executive Officers, and Management: (4)
Anthony J. Paquin, Chairman of the Board of Directors, President and Chief
 Executive Officer (3, 6) ....................................................     602,208           3.5
David C. Paquin, Chief Financial Officer (3, 7) ..............................     285,486           1.7
Dr. Robert Gober, Director (3, 4, 12) ........................................     199,093            1
R. Scot Haug, Director (4, 12) ...............................................     137,293            *
Colin Christie, Chief Operating Officer (3) ..................................     128,000            *
Kelly J. Prior, former Chief Financial Officer (3) ...........................      80,000            *
Douglas K. Carnahan, former Director (3, 4) ..................................      76,200            *
T.A. (Drew) Wahlin, former Director (3, 4, 11) ...............................      66,200            *
Kelly M. McCarthy, former Vice President of Mergers and
 Acquisitions (3, 6, 8) ......................................................      31,604            *
Kevin Bernard, former Chief Financial Officer ................................     0                  *
Glen Hughlette, Chief Executive Officer of Votenet Solutions (3) .............     0                  *
All directors, executive officers and management as a group
 (13 persons): (3, 14) .......................................................     3,440,037         20

----------
*     Represents holdings of less than 1%

(1) For purposes of this table, shares are considered to be "beneficially" owned if the person holds them either directly or indirectly. "Beneficially" owned includes the shares a person has the right to acquire within 60 days of April 2, 2002. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power regarding the shares beneficially owned by the stockholder.

(2) The percentage of stock ownership is based on 17,173,210 outstanding shares of Medinex common stock as of April 2, 2002, adjusted as required by the rules promulgated by the SEC.

(3) Includes shares which Medinex executive officers, directors and management have the right to acquire within 60 days after the date of this table pursuant to outstanding stock options. Mr. Anthony Paquin 90,833; Mr. David Paquin 34,375; Ms. Weaver 14,900; Mr. Wahlin 15,700;
      Mr. Carnahan 15,700; Mr. Christie 125,000; Mr. Prior 65,000; Dr. Gober 19,167; and all directors and executive officers as a group 380,675.

(4) Includes a total of 153,100 shares of Medinex's common stock granted to the Non-employee Directors in June 2001 as compensation for their services on the Board in 2001.

(5) Mr. Gary Paquin is a beneficial owner. Mr. Paquin owns 833,760 shares individually.

(6) Mr. Anthony Paquin owns 486,875 shares individually. Ms. McCarthy owns 7,104 shares individually. Mr. Paquin and Ms. McCarthy own 24,500 shares jointly as husband and wife.

(7)   Mr. David Paquin owns 251,111 shares individually.

(8) Ms. McCarthy holds warrants to purchase 16,180 shares of Medinex common stock.

(9) Ms. Weaver holds 630,800 shares jointly with her husband, C.R. Weaver, in a family trust.

(10) Ms. Weaver and her husband, C.R. Weaver, also hold warrants to purchase 312,500 shares of Medinex common stock at a purchase price of $0.85 per share.

(11) Idaho Consulting International, a sole proprietorship owned by Mr. Wahlin, holds an option to purchase 62,500 shares of Medinex common stock at an exercise price of $.03 per share.

(12) This includes a total of 72,579 shares of Medinex's common stock granted to the Non-employee Directors up to March 29, 2002, as compensation for their services on the Board in 2002.

(13) Mr. Paulson holds warrants to purchase 241,700 shares of Medinex common stock at a purchase price of $0.23.

(14) Medinex is not aware of any transaction or arrangements that would result in a change in control of the Company.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION
                SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     This table details certain summary information concerning compensation paid to or accrued by Medinex on behalf of Medinex's chief executive officer and each of Medinex's other executive officers, as of the end of the last year ("Named Executive Officers") and for the years ended December 31, 2000, and December 31, 1999.


                          SUMMARY COMPENSATION TABLE




                                                                                              Long-term
                                                                                             Compensation
                                              Annual Compensation                             Awards(3)
                                       ---------------------------------                   ---------------
                                                                               Other          Securities
Name and Principal                                                             Annual         Underlying
Position Compensation            Year       Salary($)       Bonus($)(1)   Compensation(2)     Options(#)       All Other
------------------------------- ------ ------------------- ------------- ----------------- --------------- -----------------
Anthony J. Paquin .............  2001      $157,500              --              --                   0        $  1,469(4)
 Chairman of the Board,          2000      $201,750              --              --              80,000        $  1,361(4)
 President and Chief Executive   1999      $150,000            $50,000           --              62,500        $  1,309(4)
 Officer

Gary S. Paquin ................  2001      $  4,291              --              --                   0        $ 97,000(8)
 Chief Marketing Officer, Vice   2000      $152,723              --              --              50,000        $  1,361(4)
 Chairman and Secretary          1999      $125,000            $50,000           --              43,750        $  1,309(4)

Kelly M. McCarthy, ............  2001      $      0              --              --                   0              --
 Executive Vice President        2000      $ 85,186            $29,000           --              70,000              --
                                 1999      $ 41,666(5)           --              --              16,180(6)     $ 90,518(5)

Colin Christie ................  2001      $137,720              --              --              50,000              --
 Chief Operating Officer         2000      $ 56,539(11)          --              --             225,000              --
                                 1999          --                --              --                --                --

David C. Paquin ...............  2001      $ 73,969              --              --                   0              --
 Chief Financial Officer         2000      $101,853              --              --              30,000              --
                                 1999      $ 80,000              --              --              20,625              --

Kelly Prior ...................  2001      $ 52,324(9)           --              --              30,000              --
 Former ChiefFinancial Officer   2000          --                --              --              35,000              --
                                 1999          --                --              --                --                --

Kevin Bernard .................  2001      $ 12,660              --              --              15,000              --
 Former Chief Financial Officer  2000          --                --              --                --                --
                                 1999          --                --              --                --                --

Glen Hughlette ................  2001      $ 13,846              --              --              50,000              --
 Chief Executive Officer of      2000      $ 89,167(7)           --              --             200,000              --
 Votenet Solutions               1999         --              $15,000            --                --                --

----------
(1) For the years ended December 31, 2001, 2000 and 1999, Medinex did not have a formal bonus plan. The Board of Directors and the Compensation Committee determined the size of the bonus for all Executive Officers.

(2) Consists of gains on the exercise of options equal to the difference between the exercise price and the market price on the exercise date. No options were exercised by the Named Executive Officers during 2001. Certain incidental personal benefits that are furnished to Medinex's executive officers may result from expenses incurred in attracting and retaining qualified personnel. In 2001, Medinex did not provide any incidental benefits to any of the Named Executive Officers not otherwise noted on the Summary Compensation Table.

(3) Medinex has no stock appreciation rights (SARs). The long-term compensation awards consist of stock options granted under the 1999 Equity Incentive Plan. Options vest at a rate of 1/3 per year over a period of three years beginning on December 31, 1999, or the grant date, whichever is later, unless pursuant to the terms of the stock option grants, the vesting schedule is accelerated.

(4) Medinex pays the premiums life-insurance policy on Anthony J. Paquin of which Medinex is the beneficiary. The total annual premium for 2001 was $1,469 for this policy.

(5) Kelly M. McCarthy joined Medinex in August 1999 as the Vice President of Mergers and Acquisition. Ms. McCarthy's salary represents her earnings and her commission from August 1999 through December 31, 1999.

6) Ms. McCarthy received a warrant agreement to purchase 16,180 shares of Medinex common stock as part of her compensation in assisting with Medinex's initial public offering when she worked at EBI Securities Corp.

(7) Glen Hughlette joined Medinex in March 1, 2000, as the Chief Executive Officer of Votenet Solutions. Mr. Hughlette's 2001 salary represents his earnings from January 1, 2001, through February 9, 2001, when he resigned as Chief Executive Officer of Votenet Solutions upon the sale of that Medinex division.

(8) Mr. Paquin resigned as vice president and chief marketing officer of the corporation on December 12, 2000, and as vice chairman and secretary of the board November 16, 2001. His other compensation represents his earnings in consulting fees through December 2001.

(9) Kelly J. Prior joined Medinex on October 9, 2000 as a controller. He was appointed Chief Financial Officer on January 22, 2001. Mr. Prior resigned as Chief Financial Officer on July 31, 2001. Mr. Prior's salary for the year 2001 represents his earnings from January 1, 2001 to July 31, 2001.

(10) See the section of the Compensation Committee Report entitled " Employment Agreements" for details on the Company's current policy regarding the use of employment agreements.

(11) Colin Christie joined Medinex on July 31, 2000. He was appointed Chief Operating Officer on February 12, 2001. Mr. Christie's salary for the year 2000 represents his earnings from July 31, 2000 through December 31, 2000.


Stock Option Grants in 2001

     In 2001, the Board of Directors granted stock options under Medinex's 1999 Equity Incentive Plan ("Equity Incentive Plan"). For 2001, Medinex reserved 1,846,870 shares of common stock to issue as stock awards to directors, executive officers, and employees. The number of shares of common stock available under the Equity Incentive Plan is adjusted annually on January 1 based on 15% of the aggregate of (i) the total shares of common stock outstanding and (ii) the number of shares of stock Medinex is obligated to issue under specific contracts, as of such date.

     At December 31, 2001, Medinex had outstanding stock options for 1,288,292 shares and there were 558,578 shares remaining under the Equity Incentive Plan.


     Medinex also has a non-qualified stock plan (the "Non-Qualified Plan") for the benefit of employees and consultants. Medinex has 1,000,000 shares authorized under the Non-Qualified Plan. As of December 31, 2001, Medinex has outstanding stock options for 246,149 shares and there are 753,851 shares remaining under the Non-Qualified Plan.

     The Equity Incentive Plan and the Non-Qualified Plan are administered by the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors as to who receives options or other stock awards, the number of shares in each option or award, when the options may be exercised, and the exercise price of the option. The table below details information about the stock options granted during 2001 to the Named Executive Officers under the Equity Incentive Plan and the Non-Qualified Plan.

                       Option Grants in Last Fiscal Year
                               Individual Grants




                                  Number of
                                  Securities        % of Total Options
                                  Underlying       Granted to Employees      Exercise        Expiration
Name                           Options Granted       In Fiscal Year(2)      ($/SH)(3)           Date
---------------------------   -----------------   ----------------------   -----------   -----------------
Anthony J. Paquin .........              0                    --                  --                --
Gary S. Paquin ............              0                    --                  --                --
Dave Paquin ...............              0                    --                  --                --
Glen Hughlette ............         50,000                  13.7%           $   0.28          05/09/01(5)
Colin Christie ............         50,000                  13.7%           $   0.28          01/01/11
Kelly J. Prior ............         30,000(4)                8.2%           $ 0.2812           7/16/03
Kevin Bernard .............         15,000                     4%           $   0.28          04/22/01(5)

----------
(1) Options vest at a rate of 1/3 a year over a period of three (3) years beginning on December 31, 2000, unless the vesting schedule is accelerated according to the terms of the stock option grant. In the event of a change of control, as defined in the Equity Incentive Plan, as amended, all outstanding options become exercisable immediately. Options expire three (3) months after an optionee's employment with Medinex is terminated for any reason, unless the termination results from optionee's permanent disability or death.


      In the case of an optionee's disability, a vested option does not expire until one (1) year after optionee's disability. In the case of an optionee's death, a vested option does not expire until eighteen (18) months after an optionee's death. Options expire ten (10) years from the grant date.

(2) During 2001, four of Medinex's 65 employees were granted options under the Equity Incentive Plan; options for 145,000 shares were granted to Named Executive Officers under the Equity Incentive Plan; and options for 200,000 shares were granted to Medinex employees under the Non-Qualified Plan. In aggregate, 345,000 shares were granted from Medinex's two stock option plans during 2001. None of the Named Executive Officers received options under the Non-Qualified Plan.

(3) Represents the exercise price of Medinex's common stock as determined by the Board of Directors under the Equity Incentive Plan.

(4) Mr. Prior's options were deemed 100% vested as terms of his severance agreement on July 31, 2001. The shares will expire on July 16, 2003, or two years from the date of approval of the severance agreement by the Board of Directors.

(5) Mr. Hughlette's options and Mr. Bernard's options expired three months from the date of their leaving the company. (See Summary of Position Changes below.)

Aggregated Stock Options


     The table below provides information concerning aggregated unexercised stock options held as of the end of 2001 and the stock options exercised during 2001 by the Named Executive Officers under the Equity Incentive Plan.


   Aggregated Options/Exercises in Last Fiscal Year and FY End Option Values




                                                         Number of Securities
                                                        Underlying Unexercised        Value of Unexercised
                                                        Options at December 31,     In-the-Money Options at
                                                                2001(1)             December 31, 2001(1),(2)
                                                     ----------------------------- -------------------------
                                Shares
                             Acquired on   Value ($)
Name                         Exercise(2)   Realized   Exercisable   Unexercisable         Exercisable         Unexercisable
--------------------------- ------------- ---------- ------------- --------------- ------------------------- --------------
Anthony J. Paquin .........      --          --          90,833         29,167                   --                --
Gary S. Paquin ............      --          --          64,583         29,167                   --                --
Glen Hughlette ............      --          --          50,000         50,000                   --                --
David Paquin ..............      --          --          34,375         16,250                   --                --
Colin Christie ............      --          --         125,000        150,000               $2,000                --
Kelly J. Prior ............      --          --          65,000              0               $1,164                --
Kevin Bernard .............      --          --          15,000         15,000                   --                --

----------
(1) The table includes regular options and bonus options vested under Medinex's Equity Incentive Plan as of December 31, 2001. The options are valued as of December 31, 2001.

(2) The values in these columns are the aggregate amount by which the market price per share of $0.32 on December 31, 2001, exceeded the respective exercise prices of each of the options.


Director Compensation


Fees Paid for Services


     Each non-employee director receives a quarterly retainer of $7,500 payable in shares of authorized capital stock based on the market value on the last trading day of each calendar quarter. Such shares are restricted under all applicable state and federal securities laws. No additional fees are paid to directors for meetings attended or chaired. Additionally, on his election to the Board on May 22, 2001, R. Scot Haug received an initial grant of 20,000 shares of restricted capital stock.


Executive Officers and Directors


     The following table describes certain information about Medinex's executive officers ("Executive Officers") and directors.




Name                            Age    Position
----------------------------   -----   ----------------------------------------------------
Anthony J. Paquin ..........   43      Chairman of Board of Directors, President and Chief
                                       Executive Officer
Colin Christie .............   43      Director, Chief Operating Officer
David C. Paquin . ..........   47      Chief Financial Officer
Donna L. Weaver ............   58      Director
Robert Gober ...............   49      Director
R. Scot Haug ...............   55      Director

              DESCRIPTION OF EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Below are descriptions for each of the Executive Officers and key employees not previously mentioned as Executive Officers standing for election under Proposal 1 on pages 3 and 4 of the Proxy Statement.

     David C. Paquin (47) joined Medinex in June 1998 as a General Manager and served as Medinex's Manager of Human Resources July 24, 2001. He currently serves as the Chief Financial Officer. From March 1999 through August 1999, Mr. Paquin served as part of Medinex's executive officers and served as the Chief Operating Officer for Medinex. From April 1994 to June 1998, Mr. Paquin served as the Manager of Customer Service, Human Resources and Sales at AMS. From April 1989 to April 1994, he served as the Manager of Technical and Manager Training at Mohawk Power Corporation. Mr. Paquin holds a B.S. from the State University of New York and an M.S. from the New York Institute of Technology. Mr. Paquin is the brother of Anthony J. Paquin, Medinex's Chairman of the Board, President, and Chief Executive Officer.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which consists of three non-employee Directors, reviews and approves the compensation of Medinex's Executive Officers and makes recommendations to the Board of Directors regarding compensation. The full Board of Directors reviews all decisions by the Compensation Committee relating to the compensation of Medinex's Executive Officers.


Employment Agreements

     The Compensation Committee evaluated the use of Employment Agreements and determined that, in general, these agreements were not to the benefit of the company. The Committee adopted an Employment Agreement policy that allows for current agreements to continue through expiration, allows for renewal of the Chief Executive Officer agreement, allows for the use of Employment agreements for key individuals during acquisitions of companies, and does not allow the use of new Employment Agreements when hiring executives.


Summary of Position Changes

     Kevin Bernard was elected as Chief Financial Officer on September 18, 2000. Mr. Bernard resigned effective January 22, 2001.

     Gary S. Paquin resigned from the company effective December 15, 2000. He resigned from the Board of Directors on November 16, 2001.

     Kelly J. Prior joined the company as Controller on October 9, 2000. He was appointed Chief Financial Officer effective January 22, 2001. He resigned from the Company effective July 31, 2001.

     Colin Christie joined the company as Vice President of Technology on August 9, 2000. He was appointed Chief Operating Officer on February 12, 2001. He was elected to the Board of Directors on February 12, 2001.

     Glen Hughlette joined Medinex in March 1, 2000, as the Chief Executive Officer of Votenet Solutions. He resigned as Chief Executive Officer of Votenet Solutions on Feb. 9, 2001, upon the sale of that Medinex division.


Executive Compensation

     Medinex's compensation policies for Executive Officers are structured to provide competitive compensation levels that integrate compensation with all of Medinex's annual and long-term performance goals, reward above-average corporate performance, recognize an individual's initiative and achievements provide mechanisms for the Executive Officers to provide for their retirement, and assist Medinex in attracting and retaining qualified executives. Actual compensation in any particular year may be above or below Medinex's competitors or comparably sized companies in similar industries, depending upon

Medinex's performance. The Compensation Committee believes stock ownership is beneficial in aligning Medinex's and stockholders' interests in enhancing shareholder value.


     Compensation paid to the Executive Officers in 2001, as reflected in the Summary Compensation Table and stock option grant tables, consisted of the following elements: base salary and the value of stock options that were granted and which vested in 2001, stock purchase plans, and retirement plans. There were no bonuses paid in 2001.


     The Executive Officers may also participate in Medinex's other employee benefit programs as long as they meet each plan's participation requirements. These other benefits include health insurance, group life insurance, the 1999 Employee Stock Purchase Plan, and the 401(k) Plan. In 2000, Medinex did not match any amounts contributed by employees to the 401(k) Plan.


     The Compensation Committee's general approach to the Chief Executive Officer's annual compensation is to establish a competitive annual base salary and to provide for additional compensation based on Medinex's actual performance during the year. This approach coincides with Medinex's general philosophy of providing compensation commensurate with the individual's and Medinex's performance. As a result, the Chief Executive Officer's compensation may fluctuate from year to year.


                                          COMPENSATION COMMITTEE
                                          Donna L. Weaver (Chair)
                                          R. Scot Haug
                                          Dr. Robert Gober


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires Medinex's Executive Officers, directors, and persons owning more than 10% of a registered class of Medinex's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish Medinex with copies of all Section 16(a) forms they file. Based solely on its review of such forms and written representations from certain reporting persons that they have complied with the relevant filing requirements, Medinex believes that all filing requirements applicable to its Executive Officers, directors, and greater than 10% stockholders were complied with as of December 31, 2001.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 11, 2001, Medinex board member Donna Weaver and her husband, Charles Weaver, purchased 312,500 units of Medinex common stock in a private placement offering. Each unit consisted of one (1) share of Medinex common stock at a purchase price of $0.32 per share and one (1) warrant to purchase Medinex common stock, at a purchase price of $0.85 per share.

     On January 17, 2002, Ms. Weaver and her husband purchased 210,000 shares of Medinex common stock in a private placement offering at a price of $0.12 per share.

     In March of 2002, Donna Weaver, a director of the company, and her husband Charles Weaver loaned the Company $175,000. The terms of the loan transaction have not been determined.

     In November 2001, Chester L.F. Paulson purchased 2,417,000 shares of Medinex common stock in a private placement offering at a price of $0.12 per share. Mr. Paulson also holds warrants to purchase 241,700 shares of Medinex common stock, at a purchase price of $0.23 per share. Mr. Paulson's stock and warrants are held in a combination of direct and indirect holdings, individually and through his company, Paulson Capital Corp.

     Medinex believes that the transactions summarized above were made on terms no less favorable than terms Medinex could have obtained from unaffiliated third parties. The board of directors has determined that transactions between Medinex and its officers, directors or principal stockholders will be approved by a majority of the disinterested directors and will be on terms no less favorable than Medinex could obtain from an unaffiliated third party. The board of directors may obtain independent counsel or other independent advice to assist in that determination.


Indemnification of Executive Officers and Directors

     Medinex's Bylaws provide that Medinex will indemnify its directors and Executive Officers and may indemnify its other officers, employees, and other agents to the fullest extent allowed by law. Medinex believes that indemnification under its Bylaws covers at least negligence by indemnified parties, and requires Medinex to advance litigation expenses in the case of shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Medinex is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In accordance with this provision, Medinex has entered into indemnity agreements with its directors and officers. Medinex also has in effect directors and officers liability insurance coverage.


     Medinex's Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Medinex and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Medinex, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Currently, there is no pending litigation or proceeding involving a director, Executive Officer, employee, or other Medinex agent where indemnification is sought. Medinex is not aware of any threatened litigation that may result in indemnification claims by any director, Executive Officer, employee, or other agent.

     Any future transactions between Medinex and its Executive Officers, directors, and affiliates will be on terms no less favorable to Medinex than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of Medinex's disinterested directors.

               STOCKHOLDER PROPOSALS OR NOMINATION OF DIRECTORS


     Medinex's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to the Secretary of Medinex at Medinex's executive offices no later than April 21, 2002, as detailed below.


     Medinex's Bylaws also provide details about the information that needs to be included in each stockholder's proposal or nomination of a director. As of the date of this Proxy Statement, no stockholder proposals or nominations have been made for consideration at the Annual Meeting.


                                 OTHER MATTERS


     The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented, persons named as proxies will vote in accordance with their best judgment on such matters.


                                        By Order of the Board of Directors


                                        /s/ Colin Christie
                                        COLIN CHRISTIE
                                        Secretary


Coeur d'Alene, Idaho
April 15, 2002


     A copy of Medinex, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-KSB for the year ended December 31, 2001, is available without charge upon written request to:


Medinex Systems, Inc.
1200 West Ironwood Dr., Suite 309
Coeur d'Alene, Idaho 83814
www.medinexsystems.com